Exhibit 99.1

Skyline Medical Signs Binding Letter of Intent for Merger Transaction with CytoBioscience

MINNEAPOLIS, Aug. 01, 2017 (GLOBE NEWSWIRE) -- Skyline Medical Inc. (NASDAQ:SKLN) (“Skyline” or “the Company”), producer of the FDA-approved STREAMWAY® System for automated, direct-to-drain medical fluid disposal, announces the signing of a binding letter of intent for a merger transaction with CytoBioscience, a privately held biomedical company. The letter of intent is subject to entering into a definitive merger agreement.

CytoBioscience creates and manufactures devices used in human cell research focused on new therapeutic drug development and has a well-known scientific and technical staff, collaborative partnerships with leading pharmaceutical companies and strategic alliances with key groups and academic institutions. CytoBioscience has reported a current backlog of $6 million in orders and anticipated contract research work. Its ion channel instrument was selected by the FDA for its own cardiac safety testing on preclinical new drug compounds. Cytobioscience’s board and management has extensive relationships with hospitals and government entities that it intends to leverage to open new markets for the Skyline STREAMWAY® System operating room safety products.

Dr. Carl Schwartz, the CEO of Skyline Medical, stated, “This is a great opportunity for both companies. The CytoBioscience group has a deep pipeline of projects and contracts underway and, assuming we complete the transaction, we look forward to using their forward motion as a springboard for our combined company to gain further traction in the marketplace.”

The plan calls for an initial planning session between the leaders of the two groups, to lay out a combined operating and business strategy and forge a step by step plan of action for the next six months, with the work being repeated again six months later.

“I look forward to leading our teams, speaking on their behalf, and working to create an increasingly viable and growing corporate enterprise as well as adding to our presence in San Antonio as we grow our relationship with the Skyline team in Eagan, Minnesota. This is really a situation where one plus one equals three – and that is wonderful for all of us,” said Dr. Garvin.

The merger is expected to close by September 30, 2017.

About CytoBioscience

CytoBioscience, who creates and manufactures devices used in human cell research, as well as does its contract research, focused on new therapeutic drug development and has a world-renowned scientific and technical staff, collaborative partnerships with leading pharmaceutical companies and strategic alliances with key groups and academic institutions and its technology is used exclusively by the FDA in its safety pharmacology work.  The technology also helps to reduce the cost of drug development as well as save valuable time in the development effort. The company was founded in Germany and moved its headquarters and manufacturing to San Antonio, Texas in 2015.  For additional information, please visit www.cytobioscience.com.

About Skyline Medical

Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S.  For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's and Cytobioscience’s business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, the inability of the companies to consummate the proposed merger; the companies experiencing unforeseen transaction and integration costs; the companies after the merger experiencing integration difficulties, such as managing customer relationships and retention, integrating management and employees, managing growth of the various business segments, and incompatibility of existing technologies and systems of the companies; current negative operating cash flows and a need for additional funding to finance our operating plans; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance, if our product offerings are not accepted by our potential customers, it is unlikely that we will ever become profitable; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, in connection with the merger or otherwise, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; our ability to implement our long range business plan for various applications of our technology; our ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of our technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.  This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:

Skyline
Carl Schwartz, Chief Executive Officer
(651) 389-4800
cschwartz@skylinemedical.com

Investors
LHA Investor Relations
Kim Sutton Golodetz
(212) 838-3777
kgolodetz@lhai.com